PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:     Albert W. Ondis, CEO                                                                                                                      May 17, 2011
      Joseph P. O’Connell, CFO
Astro-Med, Inc.
Tel: 800-343-4039

Astro-Med, Inc. Reports Fiscal 2012 First Quarter Financial Results;
Directors Declare Regular Cash Dividend

WEST WARWICK, RI, May 17, 2011 -- Astro-Med, Inc. (NASDAQ:ALOT)  reports Net Income of $431,000, equal to $0.06 per diluted share, on sales of $18,860,000 for the First Quarter ended April 30, 2011. This represents a 10.4% increase in sales and a record volume of revenue for the Company’s First Quarter sales. During the comparable period of the prior year, the Company reported a Net Income of $430,000, equal to $0.06 per diluted share on sales of $17,077,000. Favorable foreign currency exchange rates contributed $191,000 to First Quarter sales revenues.

New Orders and Balance Sheet

Incoming orders were strong during the First Quarter, with new orders reaching $19,812,000, representing an increase of 13.8% over the prior year. International shipments were especially robust at $6,286,000 or 33.3% of total sales, representing a year over year growth rate of 28.2%.

The Company’s balance sheet remains solid at the end of the First Quarter. Cash and marketable securities balances rose nominally during the Quarter to $21,087,000; Working Capital efficiency improved during the Quarter with Accounts Receivable Days Sales Outstanding dropping 7 days to 47 days and days of inventory on hand declining 11 days to 113 days. Capital expenditures approached the depreciation and amortization charge at $443,000, and the Company’s book value remained at $7.49 per share at Quarter’s end.

Commentary

“I am quite pleased with our First Quarter results, and proud to see that we’ve beaten our own best record for First Quarter sales,” said Albert W. Ondis, Astro-Med, Inc. Chairman and CEO. “Each of our business segments reported revenue increases over their respective sales volume in the First Quarter of the prior year, and all three brands drove sales growth in line with expectations set forth in our Three Year Strategic Plan.”

Guidance

“We anticipate continued sales growth and increased profitability in the Second Quarter and we remain quite optimistic about Astro-Med’s performance in FY2012. We continue to experience growth in customer demand for the Company’s products, including the new QuickLabel Vivo! Touch color label printer, the Astro-Med ToughWriter Ruggedized cockpit printer line and TMX data acquisition system, and the Grass Technologies TREA ambulatory EEG recorder,” said Ondis.

Directors Declare Regular Quarterly Dividend

On May 17, 2011, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on July 1, 2011 to shareholders of record on June 10, 2011.

Conference Call to be Held Wednesday, May 18th at 11:00 am Eastern Time

The First Quarter conference call will be held on Wednesday, May 18, 2011, at 11:00 AM EDT.  It will be broadcast via Internet web cast through the Investing section of our website. We invite you to log on and listen in real time on May 18th, or to participate in the conference call by dialing 877-941-9205 with passcode 4437549.  Following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-MedInc.com.  A conference call replay will also be available for ten days by dialing 800-406-7325 with passcode 4437549.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

ASTRO-MED, INC.

Condensed Consolidated Statements of Operations
in Thousands Except for Per Share Data
(Unaudited)

	Three Months Ended April 30, 2011	Three Months Ended May 1, 2010
Net Sales	$18,860	$17,077

Gross Profit	7,501	6,865
	39.8%	40.2%
Operating Expenses:
Selling and Marketing	4,565	3,841
General and Administrative	911	1,183
Research & Development	1,468	1,219
	6,944	6,243

Operating Income	557	622
	3.0%	3.6%

Other, Net	150	107

Income Before Taxes	707	729

Income Tax Provision	276	299

Net Income	$431	$430

Net Income Per Share – Basic	$.06	$.06
Net Income Per Share – Diluted	$.06	$.06

Weighted Average Number of Common Shares - Basic	7,267	7,194
Weighted Average Number of Common Shares - Diluted	7,416	7,475
Dividends Declared Per Common Share	$0.07	$0.07

Selected Balance Sheet Data
in Thousands

	As of April 30, 2011 (Unaudited)	As of January 31, 2011
Cash & Marketable Securities	$21,087	$20,630

Current Assets	$50,125	$49,700

Total Assets	$65,553	$64,999

Current Liabilities	$7,756	$7,503

Shareholders’ Equity	$54,577	$54,289

Safe Harbor Statement
This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2011 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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